UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2020

AYTU BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38247	47-0883144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206

Englewood, CO 80112

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (720) 437-6580

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AYTU	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 10, 2020, Aytu BioScience, Inc. (the “Company”) entered into an underwriting agreement with H.C. Wainwright & Co., LLC (“Wainwright”) (as amended and restated, the “Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company agreed to sell, in an upsized firm commitment offering, 4,166,667 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), to Wainwright at an offering price to the public of $6.00 per share, less underwriting discounts and commissions. In addition, pursuant to the Underwriting Agreement, the Company has granted Wainwright a 30-day option to purchase up to an additional 625,000 shares of Common Stock at the same offering price to the public, less underwriting discounts and commissions.

The Company expects to receive net proceeds from the sale of the Shares, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, of approximately $22.7 million. The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes.

The offering is expected to close on December 15, 2020, subject to satisfaction of customary closing conditions.

Wainwright is acting as the sole book-running manager for the offering. The Company will pay Wainwright an underwriting discount equal to 7.5% of the gross proceeds of the offering and issue a warrant exercisable for 6.5% of the number of shares of common stock being sold in this offering (the “Underwriter Warrants”) and reimburse Wainwright for a non-accountable expense allowance of $40,000, up to $100,000 in legal fees and $12,900 for the clearing expenses. We have also agreed to pay Wainwright a management fee equal to 1% of the aggregate gross proceeds in the offering.

The exercise price per share of the Underwriter Warrants is $7.50 (equal to 125% of the public offering price per share for the shares of common stock sold in the offering) and the Underwriter Warrants have a term of five years from the date of effectiveness of the offering. The Underwriter Warrants will be exercisable immediately.

The sale of the Shares, including shares issuable the upon the exercise of the Underwriter Warrants (the “Underwriter Warrant Shares”), will be made pursuant to the Company’s effective Registration Statement on Form S-3 (Registration No. 333-239010), including a prospectus contained therein dated June 17, 2020, as supplemented by a prospectus supplement, dated December 10, 2020, relating to the offering.

The Underwriting Agreement contains customary representations, warranties, and covenants of the Company and also provides for customary indemnification by each of the Company and Wainwright against certain liabilities and customary contribution provisions in respect of those liabilities.

A copy of the opinion of Dorsey & Whitney LLP relating to the legality of the issuance and sale of the Shares, the Underwriter Warrants and the Underwriter Warrant Shares is attached as Exhibit 5.1 hereto.

The foregoing descriptions of the Underwriting Agreement and the Underwriter Warrants are not complete and are qualified in their entireties by reference to the full text of the Underwriting Agreement and the Underwriter Warrants, copies of which are filed herewith as Exhibit 1.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

The Company issued press releases on December 10, 2020 announcing the pricing and upsizing of the offering, which press releases are attached as Exhibits 99.1 and 99.2, respectively, to this report.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibit is being filed herewith:

Exhibit	Description
1.1	Amended and Restated Underwriting Agreement, dated December 10, 2020, between Aytu BioScience, Inc. and H.C. Wainwright & Co., LLC

4.1	Form of Underwriter Warrants

5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

99.1*	Press release dated December 10, 2020

99.2*	Press release dated December 10, 2020

*	In accordance with General Instruction B.2 of Form 8-K, the information in the press releases attached as Exhibits 99.1 and 99.2, respectively hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AYTU BIOSCIENCE, INC.

Date:	December 14, 2020	By:	/s/ Joshua R. Disbrow
Joshua R. Disbrow
Chief Executive Officer

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